EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-205142) of New Senior Investment Group Inc. and Subsidiaries and in the related Prospectus of our reports dated February 27, 2018, with respect to the consolidated financial statements and schedule of New Senior Investment Group Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of New Senior Investment Group Inc. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP
New York, New York
February 27, 2018